Exhibit 99.1

Michael McConnell
Chief Financial Officer and Treasurer
503-469-4652
mmconnell@digimarc.com

Leslie Constans
Digimarc Public Relations
503-469-4620
lconstans@digimarc.com

Digimarc Receives Extension from Nasdaq Listing Qualifications Panel to

Regain Compliance with Listing Requirements

Beaverton, Ore. — Jan. 27, 2005 — Digimarc Corporation (NASDAQ: DMRCE) today announced that on January 24, 2005, the Company received a notice from the Nasdaq Listing Qualifications Panel granting the Company until February 15, 2005 to file its Form 10-Q for the third quarter of 2004.    The Panel’s decision establishes the timeframe for the Company to regain compliance with the requirements for continued listing.  The Company expects that it will file its Form 10-Q for the quarter ended September 30, 2004 in accordance with the terms of the Panel’s decision.  The extension granted by the Panel is subject to the Company’s continuing compliance with other requirements for listing on the Nasdaq National Market.  For additional information about the Panel’s decision, see the Company’s Form 8-K filed with the SEC regarding the Panel’s decision.

About Digimarc

Digimarc Corporation (NASDAQ: DMRCE), based in Beaverton, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications. Digimarc provides products and services that enable production of more than 60 million personal identification documents, including two-thirds of U.S. driver licenses and IDs for more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 185 issued U.S. patents with more than 4,000 claims, and more than 350 pending patent applications in digital watermarking, personal identification and related technologies.

The company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San Francisco, California; and the Washington DC area; and European offices in London. Please go to www.digimarc.com for more company information.

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This release contains certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements, including statements regarding the timing of the filing of the Company’s Form 10-Q for the third quarter of 2004, are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual timing and results may vary materially due to, among other things, the actual timing of the filing of the Company’s Form 10-Q for the third quarter of 2004, as well as changes in economic, business, competitive, technological and/or regulatory factors and trends.   More detailed information about risk factors that may affect actual results is set forth in filings by the Company with the Securities and Exchange Commission, including the Company’s Form 10-Q for the fiscal quarter ended June 30, 2004, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Overview”, “Critical Accounting Policies and Estimates”, “Liquidity and Capital Resources”, “Risks Related to Our Business” and “Risks Related to Our Market” and in Part I, Item 4 thereof (“Controls and Procedures”).